Exhibit 4.4

ALLIS-CHALMERS ENERGY INC.

Notice to Stockholders Who Are Acting as Nominees

Up to 35,683,688 Shares of Common Stock Issuable Upon Exercise of Non-Transferable Warrants

This letter is being distributed to broker-dealers, trust companies, custodian banks and other nominees in connection with the issuance by Allis-Chalmers Energy Inc. (the “Company”) of non-transferable warrants (the “Warrants”) entitling stockholders of record (“Record Date Stockholders”) as of 5:00 p.m., New York City time, on June 1, 2009 (the “Record Date”) to subscribe for an aggregate of 35,683,688 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), on the terms and subject to the conditions described in the Company’s prospectus supplement, dated June 2, 2009 (the “Prospectus Supplement”).

The Company has allocated one non-transferable Warrant to each Record Date Stockholder for each share of Common Stock owned as of the Record Date. The Warrants may be exercised at any time during the subscription period, which commences on June 5, 2009 and ends at 5:00 p.m., New York City time, on June 19, 2009, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”).

As described in the Prospectus Supplement, each Warrant entitles the holder thereof to purchase shares of Common Stock at the subscription price of $2.50 per share of Common Stock, and consists of a basic subscription right and an oversubscription right. The basic subscription right entitles Warrant holders to purchase one share of Common Stock at the subscription price for each Warrant held. The oversubscription right entitles Warrant holders who exercise their basic subscription right in full to purchase, at the subscription price, additional shares of Common Stock that are offered but not purchased by other Warrant holders. The maximum number of shares that a Warrant holder may purchase through his oversubscription right is 32% of the number of shares that he is entitled to purchase through his basic subscription right. If an insufficient number of shares is available to fully satisfy the oversubscription requests, the available shares will be sold pro rata among Warrant holders who exercise the oversubscription rights. The Warrants are evidenced by Warrant certificates (the “Warrant Certificates”) registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Warrant for every share of Common Stock owned by such beneficial owner as of the Record Date.

We are asking persons who hold shares Common Stock beneficially, and who have received the Warrants distributable with respect to those shares through a broker-dealer, trust company, custodian bank or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

If you exercise the oversubscription right on behalf of beneficial owners of Warrants, you will be required to certify to American Stock Transfer & Trust Company (the “Subscription Agent”) and the Company, in connection with the exercise of the oversubscription right, as to the aggregate number of Warrants that have been exercised pursuant to the basic subscription right, whether the Warrants exercised pursuant to the basic subscription right on behalf of each beneficial owner for which you are acting have been exercised in full, and the number of shares of Common Stock being subscribed for pursuant to the oversubscription right by each beneficial owner of Warrants on whose behalf you are acting.

Enclosed are copies of the following documents:

1. the Prospectus Supplement, dated June 2, 2008;

2. a form of letter which may be sent to beneficial holders of the Common Stock;

3. a Beneficial Owner Election Form; and

3. a Notice of Guaranteed Delivery.

Warrants not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained by contacting the information agent, Georgeson, Inc., toll-free at the following telephone number: (866) 577-4988.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE WARRANTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS SUPPLEMENT.